Exhibit 10.55

AWARD AGREEMENT

This Award Agreement (this “Agreement”), is made effective as of May 18, 2017, between Teva Pharmaceutical Industries Limited (the “Company”) and Carlo de Notaristefani (the “Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Company’s 2015 Long-Term Equity-Based Incentive Plan (the “Plan”).

Pursuant to Sections 5 and 8 of the Plan and the Participant’s Employment Agreement with the Company dated January 18, 2015, as amended (the “Employment Agreement”), the Company hereby grants to the Participant as the Grant Date (as defined below) the number of Restricted Share Units (“RSUs” or “Awards”) set forth below, subject to the terms and conditions contained herein and in the appendices attached hereto, as well as the terms and conditions of the Plan, which are incorporated herein in their entirety.

Total Fair Value of Award:	U.S.$836400

Fair Value of each RSU:	US$27.09

RSUs Granted:	30875, which represents the Total Fair Value of Award divided by the Fair Value of each RSU, rounded up to the nearest whole number.

Grant Date:	May 18, 2017

Vesting of Awards Granted:	Second anniversary of the Grant Date.

1. Restricted Share Units.

(A) Grant of RSUs. As set forth above, the Company hereby grants to the Participant, as of the Grant Date, the RSUs Granted as set forth in the table above.

(B) No Issuance at Grant. No Shares shall be issued or delivered to the Participant at the time the RSUs are granted.

2. Other Provisions.

(A) Vesting. The Awards granted hereunder shall vest and become exercisable or settle, as the case may be, as forth in the table above.

(B) Termination of Employment.

(i) The applicable provisions of the Plan related to the treatment of RSUs upon Termination and the Company’s Qualifying Retirement Policy as shall be amended from time to time are incorporated herein reference and made a part hereof. Provided however that notwithstanding anything contrary in the Plan the event that:

(1) Participant is provided with a written notice of termination without cause pursuant to Section 7(d) of Amended and Restated Employment Agreement on or prior to June 30, 2019, the Award shall continue to vest, without regard to the termination of Participant’s employment, for an additional two (2) year period following the Termination date (the two (2) year anniversary of the Termination date, the “Continued Ve Date”) to the same extent as if the Participant had remained employed by the Company in accordance w the terms and conditions of the Company’s equity plans; or

(2) Participant’s employment terminates by the Participant without Good Reason, prior to the time that RSUs have vested, and such termination is mutually agreed with the prior written consent of the Company the Board of Directors in its sole discretion may provide that, subject to Participant’s continued compliance with Section 9 of the Employment Agreement, all of such Participant’s RSUs shall be earned and continue to vest in accordance with their original vesting schedule as if no such Termination had occurred, until the second anniversary of such termination.

(C) Withholding. The Company or the Employer, or a third party holding Awards on behalf of the Participant, shall have the right to make all payments or distributions pursuant to this Agreement to the Participant net of any applicable taxes, fees or other required deductions, such as, but not limited to, income taxes, capital gains taxes, social security premiums, and custody fees, trustee charges, fees for exercise and/or transfer of any Award or its underlying Share payable by the Participant or required to be paid or withheld as a result of the exercise of the settlement of RSU, the delivery of a Share or its transfer, and any other event occurring pursuant to the Plan or Agreement, that necessitates the withholding of income, employment or capital gains taxes or any other required deductions or payments (hereinafter referred to as “Taxes”). The Company or the Employer, may withhold from wages or other amounts payable to the Participant such Taxes as may be required by law or otherwise payable the Participant, or to otherwise require the Participant to pay such Taxes.

(D) Other Effective Documents; Other Agreements.

The terms and provisions of the Plan are incorporated herein by reference and made a part hereof. In case of contradiction between the terms of this Agreement and/or its appendices and/or the Plan, it is agreed the terms of the Plan shall prevail over the terms of this Agreement and any appendix, and that the terms of any appendix shall prevail over the terms of this Agreement, provided however that if there is a contradiction between the terms of Section 2(B) of this Agreement and/or its Appendices and/or the Plan, the provision Section 2(B) of this Agreement shall prevail. The Participant agrees to (i) execute and become a party to agreements set forth in any appendix attached hereto, and (ii) the terms of an Award administration framework agreement and its terms and conditions, as may be set forth in an appendix or as requested the Company or the Employer in the future, and shall also agree to such agreement in writing.

(E) Clawback/Recoupment Policy. By signing this Agreement, the Participant grants the Employer a power of attorney to deduct from any payments due to the Participant by the Employer, any amounts owed by him under Section 21(e) of the Plan, in accordance with applicable law.

(F) Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

(G) Governing Law. This Agreement (including, for the avoidance of doubt, any appendices attached hereto) shall be construed and interpreted in accordance with the local laws of country where the Participant is or was last employed by the Employer without giving effect to the principles of the conflicts of laws thereof.

(H) Entire Agreement; Modification. This Agreement (together with any appendices attached hereto) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended, or rescinded only by a written agreement executed by both parties.

(I) Counterparts; Electronic Signature. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signature of this Agreement, unless otherwise stipulated in any appendix, may be by electronic or digital means.

I acknowledge that I have read this Agreement and all appendices and I

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